Exhibit 23.4

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS AND GEOLOGISTS

As independent petroleum engineers, we hereby consent to the inclusion of the information included in this Form 10-K with respect to the oil and gas reserves of Petrohawk Energy Corporation as of years ended December 31, 2003 and 2004.  We hereby further consent to all references to our firm included in this Form 10-K and to the incorporation by reference in the Registration Statement on Form S-8, Nos. 333-117733 and 333-45298 and the Registration Statements on Form S-3, Nos. 333-120881, 333-91496 and 333-45586, of Beta Oil & Gas, Inc. of such information.

NETHERLAND, SEWELL & ASSOCIATES, INC.

By:	/s/ Frederic D. Sewell
Frederic D. Sewell
Chairman and Chief Executive Officer

Dallas, Texas

March 31, 2005